Exhibit 99.1

Investors:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

Media:	Valerie C. Carlson
Corporate Communications
203.338.2351
valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE

September 19, 2014

PEOPLE’S UNITED FINANCIAL, INC. NAMES WILLIAM CRUGER TO BOARD OF DIRECTORS

BRIDGEPORT, CT – People’s United Financial, Inc. (Nasdaq: PBCT), the holding company for People’s United Bank, announced today that its Board of Directors approved an increase in the size of the Board of Directors to twelve members and appointed William F. Cruger, Jr. as a director to fill the vacancy created by that action.

Mr. Cruger was, until August 2013, Vice Chairman of Investment Banking at J.P. Morgan Chase & Co., a leading global financial services firm. His responsibilities included senior client relationship management and transaction leadership with a primary focus on financial institutions, among other sectors. Mr. Cruger was Managing Director, Financial Institutions Group at J.P. Morgan Chase from 1996 until 2011 when he was elevated to the position of Vice Chairman. He also ran the firm’s investment banking practices in Japan from 1991 to 1996, in Latin America from 1989 to 1991, and in Emerging Asia from 1984 to 1988. He began his career at J.P. Morgan Chase in 1982.

Currently Mr. Cruger is a member of the board of MarketAxess Holdings Inc., serving as a member of the Audit, Nominating and Corporate Governance and Mergers and Acquisitions Committees. He has also served on the boards of Archipelago, Capital IQ and Credittrade.

“We are very pleased to welcome Bill to the People’s United Board of Directors,” said Jack Barnes, President and CEO of People’s United. “He brings to our board a significant knowledge of financial institutions along with leadership expertise and substantial experience in financial services, as well as great familiarity with the New York and Boston markets. We look forward to his contributions.”

Mr. Cruger will serve as a member of the Board’s Audit and Treasury and Finance Committees. He will also serve as a member of the Trust Committee of the Board of Directors of People’s United Bank.

People’s United Financial, Inc. is a diversified financial services company with $33 billion in assets. Its principal subsidiary, People’s United Bank, was founded in 1842 and is a premier, community-based, regional bank in the Northeast offering commercial and retail banking, as well as wealth management services through a network of 407 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine. Visit us at peoples.com.

People’s United Bank. “What know-how can do.” SM

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